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                                                                    EXHIBIT 99.3

                        QUINTON CARDIOLOGY SYSTEMS, INC.

                              AMENDED AND RESTATED
                        2002 EMPLOYEE STOCK PURCHASE PLAN

                               SECTION 1. PURPOSE

         The purposes of the Quinton Cardiology Systems, Inc. Amended and Restated 2002 Employee Stock Purchase Plan (the "Plan") are (a) to assist employees of Quinton Cardiology Systems, Inc., a Delaware corporation (the "Company"), and its designated subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and (b) to encourage employees to remain in the employ of the Company and its subsidiaries.

                             SECTION 2. DEFINITIONS

         In the Plan:

         "ADDITIONAL SHARES" has the meaning set forth in Section 6.

         "BOARD" means the Board of Directors of the Company.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "COMMITTEE" means the Company's Compensation Committee or any other Board committee appointed by the Board to administer the Plan.

         "COMMON STOCK" means the common stock, par value $0.001 per share, of the Company.

         "COMPANY" means Quinton Cardiology Systems, Inc., a Delaware corporation.

         "COMPANY TRANSACTION" means consummation of either:

         (a) a merger or consolidation of the Company with or into any another company, entity or person or

         (b) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company's outstanding securities or all or substantially all the Company's assets;

provided, however, that a Company Transaction shall not include a Related Party Transaction.

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         "DESIGNATED SUBSIDIARY" means any domestic Subsidiary Corporation or any other Subsidiary Corporation designated as such by the Board or the Committee.

         "ELIGIBLE COMPENSATION" means all W-2 earnings (e.g. wages, tips, overtime pay, bonuses and commissions, as included on IRS Form W-2) and such amounts of gross earnings as are deferred by an Eligible Employee (a) under a qualified cash or deferred arrangement described in Section 401(k) of the Code or (b) to a plan qualified under Section 125 of the Code. Eligible Compensation does not include taxable fringe benefits, reimbursement or other expense allowances, moving expenses, welfare benefits, deferred compensation (other than deferred amounts noted above), gain from stock option exercises or any other special payments.

         "ELIGIBLE EMPLOYEE" means any employee of the Company or a Designated Subsidiary who is in the employ of the Company or any Designated Subsidiary on one or more Offering Dates and who meets the following criteria:

         (a) the employee does not, immediately after the Option is granted, own stock (as defined by the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Parent or Subsidiary Corporation;

         (b) the employee's customary employment is for 20 hours or more per week or any lesser number of hours established by the Plan Administrator for a future Offering Period;

         (c) if specified by the Plan Administrator for a future Offering Period, the employee customarily works a minimum of five months per year or any lesser number of months established by the Plan Administrator; and

         (d) if specified by the Plan Administrator for a future Offering Period, the employee has been employed for a minimum of one year as of an Offering Period or any lesser or greater minimum employment period not to exceed two years that is established by the Plan Administrator for a future Offering Period.

If the Company permits any employee of a Designated Subsidiary to participate in the Plan, then all employees of that Designated Subsidiary who meet the requirements of this paragraph shall also be considered Eligible Employees.

         "ENROLLMENT PERIOD" has the meaning set forth in Section 7.1.

         "ESPP BROKER" has the meaning set forth in Section 10.1.

         "FAIR MARKET VALUE" shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the closing sales price for the Common Stock as reported by that market for regular session trading on the Offering Date or the Purchase Date, as applicable, unless the Plan Administrator determines otherwise for a future Offering Period or (b) if the Common Stock is listed on the New York Stock

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Exchange or the American Stock Exchange, the closing sales price for the Common
Stock as such price is officially quoted in the composite tape of transactions on such exchange for regular session trading on the Offering Date or the Purchase Date, as applicable, unless the Plan Administrator determines otherwise for a future Offering Period; provided, however, that for the first Offering Date under the Plan that occurs on the IPO Date, Fair Market Value shall be equal to the Common Stock's initial public offering price as set forth in
Section 6(a). If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

         "IPO DATE" means the day on which shares of Common Stock are first offered to the public in an underwritten initial public offering of the Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission (such day being the first trading day for the Common Stock on the Nasdaq National Market, the New York Stock Exchange or other applicable trading market).

         "OFFERING PERIOD" has the meaning set forth in Section 5.1.

         "OFFERING DATE" means the first day of an Offering Period.

         "OPTION" means an option granted under the Plan to an Eligible Employee to purchase shares of Common Stock.

         "PARENT CORPORATION" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company, if, at the time of the granting of the Option, each of the corporations, other than the Company, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         "PARTICIPANT" means any Eligible Employee who has elected to participate in an Offering Period in accordance with the procedures set forth in
Section 7 and who has not withdrawn from the Plan or whose participation in the Plan is not otherwise terminated.

         "PLAN" means the Quinton Cardiology Systems, Inc. 2002 Employee Stock Purchase Plan, as it may be amended from time to time.

         "PLAN ADMINISTRATOR" has the meaning set forth in Section 3.1.

         "PURCHASE DATE" means the last day of each Purchase Period.

         "PURCHASE PERIOD" has the meaning set forth in Section 5.2.

         "PURCHASE PRICE" has the meaning set forth in Section 6.

         "RELATED PARTY TRANSACTION" means (a) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company immediately prior

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to the merger or consolidation hold at least a majority of the outstanding voting securities of a successor company (as defined in Section 20.3) immediately after the merger or consolidation; (b) a sale, lease, exchange or other transfer of the Company's assets to a majority-owned subsidiary company;
(c) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including but not limited to, reincorporating the Company in a different jurisdiction or creating a holding company; or (d) a corporate dissolution or liquidation.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SUBSCRIPTION" has the meaning set forth in Section 7.1.

         "SUBSIDIARY CORPORATION" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company, if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                            SECTION 3. ADMINISTRATION

3.1      PLAN ADMINISTRATOR

         The Plan shall be administered by the Board or the Committee or, if and to the extent the Board or the Committee designates one or more officers of the Company to administer the Plan, by such officer or officers (each, the "Plan Administrator"). Any decisions made by the Plan Administrator shall be applicable equally to all Eligible Employees.

3.2      ADMINISTRATION AND INTERPRETATION BY THE PLAN ADMINISTRATOR

         Subject to the provisions of the Plan, the Plan Administrator shall have the authority, in its sole discretion, to determine all matters relating to Options granted under the Plan, including all terms, conditions, restrictions and limitations of Options; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, unless reserved to the Board or the Committee, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's other officers or employees as the Plan Administrator so determines.

                        SECTION 4. STOCK SUBJECT TO PLAN

         Subject to adjustment from time to time as provided in Section 20.1, the maximum number of shares of Common Stock that shall be available for issuance under the Plan shall be:

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         (a)      227,272 shares, plus

         (b) an annual increase to be added as of the first day of the Company's fiscal year beginning in 2003 equal to the least of (i) 227,272 shares and (ii) 2% of the outstanding shares of Common Stock of the Company as of the end of the Company's immediately preceding fiscal year on a fully diluted basis (assuming exercise of all outstanding options and warrants and conversion of all outstanding convertible securities) and (iii) a lesser amount determined by the Board; provided, however, that any shares from any increases in previous years that are not actually issued shall continue to be added to the aggregate number of shares available for issuance under the Plan.

         Shares issued under the Plan shall be drawn from authorized and unissued shares or shares subsequently acquired by the Company as treasury shares.

                    SECTION 5. OFFERING AND PURCHASE PERIODS

5.1      OFFERING PERIODS

         (a) Except as otherwise set forth below, the Plan shall be implemented pursuant to twelve month offering periods (an "Offering Period"). Each Offering Period shall commence on December 1 of each year and shall end on the following November 30; provided, however, that the first Offering Period shall begin on the IPO Date and shall end on November 30, 2003.

         (b) Notwithstanding the foregoing, the Plan Administrator may establish (i) a different term for the initial Offering Period or for one or more future Offering Periods and (ii) different commencing and ending dates for such future Offering Periods; provided, however, that an Offering Period may not exceed five years; and provided, further, that if the Purchase Price may be less than 85% of the Fair Market Value of the Common Stock on the Purchase Date, the Offering Period may not exceed 27 months.

         (c) In the event the first or the last day of an Offering Period is not a regular business day, then the first day of the Offering Period shall be deemed to be the next regular business day and the last day of the Offering Period shall be deemed to be the last preceding regular business day.

         (d) In the event that the Company forms or acquires a Subsidiary Corporation that qualifies as a Designated Subsidiary, the Plan Administrator shall have the authority to establish one or more Offering Periods that shall be open solely to Eligible Employees of such Designated Subsidiary. The Plan Administrator shall determine the commencing and ending dates for such Offering Periods, subject to the requirements of Section 5.1(b).

5.2      PURCHASE PERIODS

         (a) Each Offering Period shall consist of four consecutive purchase periods of three months' duration (each, a "Purchase Period"). The last day of each Purchase Period

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shall be the Purchase Date for such Purchase Period. Except as otherwise set forth below, a Purchase Period shall commence on December 1, March 1, June 1 and September 1 of each year and shall end three months later on the next November 30, February 28, May 31 and August 31, respectively, occurring thereafter; provided, however, that the Purchase Period for the first Offering Period shall commence on the IPO Date and shall end on August 31, 2002.

         (b) Notwithstanding the foregoing, the Plan Administrator may establish for a future Offering Period (i) a different term for the initial Purchase Period or for one or more future Purchase Periods and (ii) different commencing and ending dates for any such Purchase Period.

         (c) In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

         (d) In the event that the Company forms or acquires a Subsidiary Corporation that qualifies as a Designated Subsidiary, the Plan Administrator shall have the authority to establish one or more Purchase Periods within an Offering Period that shall be open solely to Eligible Employees of such Designated Subsidiary. The Plan Administrator shall determine the commencing and ending dates for such Purchase Periods.

5.3      GOVERNMENTAL APPROVAL; STOCKHOLDER APPROVAL

         Notwithstanding any other provision of the Plan to the contrary, an Option granted pursuant to the Plan shall be subject to (a) obtaining all necessary governmental approvals and qualifications for the Plan and (b) obtaining stockholder approval of the Plan.

                            SECTION 6. PURCHASE PRICE

         (a) The purchase price (the "Purchase Price") at which Common Stock may be acquired in an Offering Period pursuant to the exercise of all or any portion of an Option shall be 85% of the lesser of (i) the Fair Market Value of the Common Stock on the Offering Date of such Offering Period and (ii) the Fair Market Value of the Common Stock on the Purchase Date; provided, however, that the Purchase Price for the first Offering Period that begins on the IPO Date shall be the lesser of (A) 100% of the initial public offering price per share of Common Stock, before underwriters' discounts or concessions, set forth in that certain underwriting agreement between the Company and the representatives of the underwriters and executed in connection with the Company's initial public offering of its Common Stock and (B) 85% the Fair Market Value of the Common Stock on the Purchase Date.

         (b) Notwithstanding the foregoing, if an increase in the number of shares authorized for issuance under the Plan (other than an annual increase pursuant to Section 4) is approved and all or a portion of such additional shares are to be issued during one or more Offering Periods that are underway at the time of stockholder approval of such increase (the

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"Additional Shares"), then, if as of the date of such stockholder approval, the
Fair Market Value of a share of Common Stock is higher than the Fair Market Value on the Offering Date for any such Offering Period, the Purchase Price for the Additional Shares shall be 85% of the lesser of (i) the Common Stock's Fair Market Value on the date of such stockholder approval and (ii) the Fair Market Value of the Common Stock on the Purchase Date.

                      SECTION 7. PARTICIPATION IN THE PLAN

7.1      INITIAL PARTICIPATION

         Except for the first Offering Period that begins on the IPO Date, an Eligible Employee shall become a Participant on the first Offering Date applicable to such Eligible Employee after satisfying the eligibility requirements and delivering to the Plan Administrator during the enrollment period established by the Plan Administrator (the "Enrollment Period") a subscription (the "Subscription"):

         (a) indicating the Eligible Employee's election to participate in the Plan;

         (b) authorizing payroll deductions and stating the amount to be deducted regularly from the Participant's Eligible Compensation; and

         (c) authorizing the purchase of Common Stock for the Participant in each Purchase Period.

         An Eligible Employee who does not deliver a Subscription as provided above during the Enrollment Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such Eligible Employee subsequently enrolls in the Plan by filing a Subscription with the Company during the Enrollment Period for such subsequent Offering Period. The Company may, from time to time, change the Enrollment Period for a future Offering Period as deemed advisable by the Plan Administrator, in its sole discretion, for the proper administration of the Plan.

         An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering Period but may participate in any subsequent Offering Period applicable to such employee, provided that such employee is still an Eligible Employee as of the commencement of any such subsequent Offering Period. Eligible Employees may not participate in more than one Offering Period at a time.

7.2      FIRST OFFERING PERIOD UNDER THE PLAN

         For the first Offering Period that begins on the IPO Date, all Eligible Employees shall automatically be enrolled in the Plan in an amount equal to 15% of such Eligible Employees' Eligible Compensation. For the first Purchase Period under the Plan, (a) the 15% amount shall be determined only with respect to the number of full payroll periods within such Purchase Period and (b) the Participant shall be obligated to pay such amount to the

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Company by cash or certified, cashier's or personal check (if a personal check is acceptable to the Company) on or prior to the first Purchase Date under the Plan. For subsequent Purchase Periods in the first Offering Period, Participants' purchases of shares of Common Stock shall be made with accrued payroll deductions, equal to 15% of such Participants' Eligible Compensation, at the times and in the manner provided in the Plan. During a specified period following the first Offering Date, Participants shall have the right to change certain terms of their participation in the Plan, including withdrawing from the Plan, reducing their level of participation in the Plan or authorizing payment through payroll deductions, subject to such terms as may be required by the Company.

7.3      CONTINUED PARTICIPATION

         A Participant shall automatically participate in the next Offering Period applicable to such Participant until such time as such Participant withdraws from the Plan pursuant to Section 11.3 or terminates employment as provided in Section 13.

               SECTION 8. LIMITATIONS ON RIGHT TO PURCHASE SHARES

8.1      NUMBER OF SHARES PURCHASED

         (a) No Participant shall be entitled to purchase Common Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Code Section 423 sponsored by the Company, a Parent Corporation or a Subsidiary Corporation) with a Fair Market Value exceeding $25,000 (such value determined as of the Offering Date for each Offering Period or such other limit as may be imposed by the Code) in any calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 8.1).

         (b) No Participant shall be entitled to purchase more than 681 shares of stock (or such other number as the Plan Administrator shall specify for a future Offering Period) under the Plan in any Purchase Period.

         (c) For a future Offering Period, the Board or the Committee may specify a different maximum number of shares that may be purchased by any Participant, as well as a maximum aggregate number of shares that may be purchased by all Participants, pursuant to such Offering Period.

8.2      PRO RATA ALLOCATION

         In the event the number of shares of Common Stock that might be purchased by all Participants exceeds the number of shares of Common Stock available in the Plan, in a Purchase Period or in an Offering Period, the Plan Administrator shall make a pro rata allocation of the remaining shares of Common Stock in as uniform a manner as shall be practicable and as the Plan Administrator shall determine to be equitable. Fractional shares may not be issued under the Plan unless the Plan Administrator determines otherwise for a future Offering Period.

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                      SECTION 9. PAYMENT OF PURCHASE PRICE

9.1      GENERAL RULES

         Subject to Section 7.2 and Section 9.11, Common Stock that is acquired pursuant to the exercise of all or any portion of an Option may be paid for only by means of payroll deductions from the Participant's Eligible Compensation. Except as set forth in this Section 9, the amount of compensation to be withheld from a Participant's Eligible Compensation during each pay period shall be determined by the Participant's Subscription.

9.2      PERCENT WITHHELD

         The amount of payroll withholding for each Participant for purchases pursuant to the Plan during any pay period shall be at least 1% but shall not exceed 15% of the Participant's Eligible Compensation for such pay period (or such other higher percentage as the Plan Administrator may establish from time to time for a future Offering Period). Amounts shall be withheld in whole percentages only.

9.3      PAYROLL DEDUCTIONS

         Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in the Plan.

9.4      MEMORANDUM ACCOUNTS

         Individual accounts shall be maintained for each Participant for memorandum purposes only. All payroll deductions from a Participant's compensation shall be credited to such account but shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

9.5      NO INTEREST

         No interest shall be paid on payroll deductions received or held by the Company.

9.6      ACQUISITION OF COMMON STOCK

         On each Purchase Date of an Offering Period, each Participant shall automatically acquire, pursuant to the exercise of the Participant's Option, the number of shares of Common Stock arrived at by dividing the total amount of the Participant's accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, that the number of shares of Common Stock purchased by the Participant shall not exceed the number of whole shares of Common Stock so determined, unless the Plan Administrator has determined for a future Offering Period that fractional shares may be issued under the Plan; and provided, further, that the number of shares of Common Stock purchased by the

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Participant shall not exceed the number of shares for which Options have been granted to the Participant pursuant to Section 8.1.

9.7      REFUND OF EXCESS AMOUNTS

         Any cash balance remaining in the Participant's account at the termination of a Purchase Period that is not sufficient to purchase a whole share of Common Stock shall be applied to the purchase of Common Stock in the next Purchase Period, provided the Participant participates in the next Purchase Period and the purchase complies with Section 8.1. All other amounts remaining in a Participant's account after a Purchase Date shall be refunded to the Participant as soon as practical after the Purchase Date without the payment of any interest.

9.8      WITHHOLDING OBLIGATIONS

         At the time the Option is exercised, in whole or in part, or at the time some or all the Common Stock is disposed of, the Participant shall make adequate provision for local, state, federal and foreign withholding obligations of the Company, if any, that arise upon exercise of the Option or upon disposition of the Common Stock. The Company may withhold from the Participant's compensation the amount necessary to meet such withholding obligations.

9.9      TERMINATION OF PARTICIPATION

         No Common Stock shall be purchased on behalf of a Participant on a Purchase Date if his or her participation in a current Offering Period or the Plan has terminated on or before such Purchase Date or if the Participant has otherwise terminated employment prior to a Purchase Date.

9.10     PROCEDURAL MATTERS

         The Company may, from time to time, establish (a) limitations on the frequency and/or number of any permitted changes in the amount withheld during an Offering Period, as set forth in Section 11.1, (b) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (c) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, and (d) such other limitations or procedures as deemed advisable by the Company in the Company's sole discretion that are consistent with the Plan and in accordance with the requirements of Code Section 423.

9.11     LEAVES OF ABSENCE

         During unpaid leaves of absence approved by the Company and meeting the requirements of the applicable treasury regulations promulgated under the Code, a Participant may elect to continue participation in the Plan by delivering cash payments to the Company on the Participant's normal paydays equal to the amount of his or her payroll deduction under the Plan had the Participant not taken a leave of absence. Such cash payments will be based

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upon the Participant's base salary immediately before the leave of absence.
Currently, the treasury regulations provide that a Participant may continue participation in the Plan only during the first 90 days of a leave of absence unless the Participant's reemployment rights are guaranteed by statute or contract.

                SECTION 10. COMMON STOCK PURCHASED UNDER THE PLAN

10.1     ESPP BROKER

         If the Plan Administrator designates or approves a stock brokerage or other financial services firm (the "ESPP Broker") to hold shares purchased under the Plan for the accounts of Participants, the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Common Stock purchased by each Participant shall be deposited into an account established in the Participant's name with the ESPP Broker. Each Participant shall be the beneficial owner of the Common Stock purchased under the Plan and shall have all rights of beneficial ownership in such Common Stock. A Participant shall be free to undertake a disposition of the shares of Common Stock in his or her account at any time, but, in the absence of such a disposition, the shares of Common Stock must remain in the Participant's account at the ESPP Broker until the holding period set forth in Code Section 423 has been satisfied. With respect to shares of Common Stock for which the holding period set forth above has been satisfied, the Participant may move those shares of Common Stock to another brokerage account of the Participant's choosing or request that a stock certificate be issued and delivered to him or her. Dividends paid in the form of shares of Common Stock with respect to Common Stock in a Participant's account shall be credited to such account. A Participant who is not subject to payment of U.S. income taxes may move his or her shares of Common Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code Section 423 holding period.

10.2     NOTICE OF DISPOSITION

         By entering the Plan, each Participant agrees to promptly give the Company notice of any Common Stock disposed of within the later of one year from the Purchase Date and two years from the Offering Date for such Common Stock, showing the number of such shares disposed of and the Purchase Date and Offering Date for such Common Stock. This notice shall not be required if and so long as the Company has a designated ESPP Broker.

                 SECTION 11. CHANGES IN WITHHOLDING AMOUNTS AND
                              VOLUNTARY WITHDRAWAL

11.1     CHANGES IN WITHHOLDING AMOUNTS

         (a) Unless the Plan Administrator establishes otherwise for a future Offering Period, during a Purchase Period, a Participant may elect to reduce payroll contributions to 0% by completing and filing with the Company an amended Subscription authorizing cessation of payroll deductions. The change in rate shall be effective as of the beginning of

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the next payroll period following the date of filing the amended Subscription, provided the amended Subscription is filed prior to any date required by the Company, and, if not, as of the beginning of the next succeeding payroll period. All payroll deductions accrued by a Participant as of a Change Notice Date shall continue to be applied toward the purchase of Common Stock on the Purchase Date, unless a Participant withdraws from an Offering Period or the Plan, pursuant to
Section 11.2 or Section 11.3 below. An amended Subscription shall remain in effect until the Participant changes such Subscription in accordance with the terms of the Plan.

         (b) Unless the Plan Administrator determines otherwise for a future Offering Period, a Participant may elect to increase or decrease the amount to be withheld from his or her compensation for future Purchase Periods by filing with the Plan Administrator an amended Subscription; provided, however, that notice of such election must be delivered to the Plan Administrator at least ten days prior to such Purchase Period in such form and in accordance with such terms as the Plan Administrator may establish for an Offering Period. An amended Subscription shall remain in effect until the Participant changes such Subscription in accordance with the terms of the Plan.

         (c) Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423 and Section 8.1, a Participant's payroll deductions may be decreased to 0% during any Purchase Period if the aggregate of all payroll deductions accumulated with respect to one or more Purchase Periods ending within the same calendar year exceeds $25,000 of Fair Market Value of the Common Stock determined as of the first day of an Offering Period ($21,250 to the extent the Purchase Price may be 85% of the Fair Market Value of the Common Stock on the Offering Date of the Offering Period). Payroll deductions shall re-commence at the rate provided in such Participant's Subscription at the beginning of the first Purchase Period that is scheduled to end in the following calendar year, unless the Participant terminates participation in an Offering Period or the Plan as provided in Section 11.2 or Section 11.3 or indicates otherwise in an amended Subscription.

         (d) Also notwithstanding the foregoing, a Participant's payroll deductions may be decreased to 0% at such time that the aggregate of all payroll deductions accumulated with respect to a Purchase Period exceeds the amount necessary to purchase (i) 681 shares of Common Stock in such Purchase Period (or such other number as the Plan Administrator shall specify for a future Offering Period) or (ii) the aggregate number of shares of Common Stock available for purchase by all Participants in any single Purchase Period or Offering Period as set forth in Section 8.1. Payroll deductions shall re-commence at the rate provided in such Participant's Subscription at the beginning of the next Purchase Period, provided the Participant continues to participate in the Plan and such participation complies with Section 8.1.

11.2     WITHDRAWAL FROM AN OFFERING PERIOD

         A Participant may withdraw from an Offering Period by completing and delivering to the Plan Administrator a written notice of withdrawal on a form provided by the Company for such purpose. Such notice must be delivered prior to the end of the Purchase Period for

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which such withdrawal is to be effective. Unless otherwise indicated by a
Participant, withdrawal from an Offering Period shall not result in a withdrawal from the Plan or any succeeding Offering Period therein, provided that such Participant is still an Eligible Employee upon commencement of such succeeding Offering Period. A Participant may not resume participation in the same Offering Period at any time following withdrawal from such Offering Period.

11.3     WITHDRAWAL FROM THE PLAN

         A Participant may withdraw from the Plan by completing and delivering to the Plan Administrator a written notice of withdrawal on a form provided by the Plan Administrator for such purpose. Such notice must be delivered prior to the end of the Purchase Period for which such withdrawal is to be effective, or by any other date specified by the Plan Administrator for a future Offering Period.

11.4 NOTICE OF WITHDRAWAL; EFFECT OF WITHDRAWAL ON PRIOR PURCHASE PERIODS; RE-ENROLLMENT IN THE PLAN

         (a) The Company may, from time to time, impose a requirement that any notice of withdrawal be on file with the Company for a reasonable period prior to the effectiveness of the Participant's withdrawal.

         (b) In the event a Participant voluntarily elects to withdraw from the Plan, the Participant may participate in any subsequent Offering Periods under the Plan by again satisfying the definition of Eligible Employee and re-enrolling in the Plan in accordance with Section 7.

11.5     RETURN OF PAYROLL DEDUCTIONS

         Upon withdrawal from an Offering Period pursuant to Section 11.2 or from the Plan pursuant to Section 11.3, the withdrawing Participant's accumulated payroll deductions that have not been applied to the purchase of Common Stock shall be returned as soon as practical after the withdrawal, without the payment of any interest, to the Participant and the Participant's interest in the Offering Period shall terminate. Such accumulated payroll deductions may not be applied to any other Offering Period under the Plan.

                        SECTION 12. AUTOMATIC WITHDRAWAL

         For any future Offering Periods with multiple Purchase Periods, if the Fair Market Value of the Common Stock on any Purchase Date of an Offering Period is less than the Fair Market Value of the Common Stock on the Offering Date for such Offering Period, then every Participant shall automatically (a) be withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of the shares of Common Stock for such Purchase Period and (b) be enrolled in the Offering Period commencing on the first business date subsequent to such Purchase Period, provided the Participant is eligible to participate in the Plan and has not elected to terminate participation in the Plan.

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

                      SECTION 13. TERMINATION OF EMPLOYMENT

         Termination of a Participant's employment with the Company for any reason, including retirement, death or the failure of a Participant to remain an Eligible Employee, shall immediately terminate the Participant's participation in the Plan. The payroll deductions credited to the Participant's account since the last Purchase Date shall, as soon as practical, be returned to the Participant or, in the case of a Participant's death, to the Participant's legal representative or designated beneficiary as provided in Section 14.2, and all the Participant's rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 13.

                     SECTION 14. RESTRICTIONS ON ASSIGNMENT

14.1     TRANSFERABILITY

         An Option granted under the Plan shall not be transferable and such Option shall be exercisable during the Participant's lifetime only by the Participant. The Company will not recognize, and shall be under no duty to recognize, any assignment or purported assignment by a Participant of the Participant's interest in the Plan, of his or her Option or of any rights under his or her Option.

14.2     BENEFICIARY DESIGNATION

         A Participant may designate on a Company-approved form a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event the Participant dies after the Purchase Date for an Offering Period but prior to delivery to such Participant of such shares and cash. In addition, a Participant may designate on a Company-approved form a beneficiary who is to receive any cash from the Participant's account under the Plan in the event that the Participant dies before the Purchase Date for an Offering Period. Such designation may be changed by the Participant at any time by written notice to the Plan Administrator or other individual performing similar functions.

                SECTION 15. NO RIGHTS AS STOCKHOLDER UNTIL SHARES
                                     ISSUED

         With respect to shares of Common Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company, and he or she shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, a certificate or its equivalent has been issued to the Participant for the shares following exercise of the Participant's Option.

                 SECTION 16. LIMITATIONS ON SALE OF COMMON STOCK
                            PURCHASED UNDER THE PLAN

         The Plan is intended to provide Common Stock for investment and not for immediate resale. The Company does not, however, intend to restrict or influence any Participant in the

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

conduct of his or her own affairs. A Participant, therefore, may sell Common Stock purchased under the Plan at any time he or she chooses subject to compliance with Company policies and any applicable federal and state securities laws. A Participant assumes the risk of any market fluctuations in the price of the Common Stock.

               SECTION 17. AMENDMENT, SUSPENSION OR TERMINATION OF
                                    THE PLAN

         (a) The Board may amend the Plan in such respects as it shall deem advisable; provided, however, that, to the extent required for compliance with Code Section 423 or any applicable law or regulation, stockholder approval will be required for any amendment that (i) increases the total number of shares as to which Options may be granted under the Plan, (ii) modifies the class of employees eligible to receive Options, or (iii) otherwise requires stockholder approval under any applicable law or regulation; and provided further, that except as provided in this Section 17, no amendment to the Plan shall make any change in any Option previously granted which adversely affects the rights of any Participant.

         (b) The Plan shall continue in effect for ten years after the date of its adoption by the Board. Notwithstanding the foregoing, the Board may at any time and for any reason suspend or terminate the Plan. During any period of suspension or upon termination of the Plan, no Options shall be granted.

         (c) Except as provided in Section 20, no such termination of the Plan may affect Options previously granted, provided that the Plan or an Offering Period may be terminated by the Board on a Purchase Date or by the Board's setting a new Purchase Date with respect to an Offering Period and a Purchase Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan.

                      SECTION 18. NO RIGHTS AS AN EMPLOYEE

         Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Parent or Subsidiary Corporation or to affect the right of the Company or a Parent or Subsidiary Corporation to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.

                       SECTION 19. EFFECT UPON OTHER PLANS

         The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Parent or Subsidiary Corporation. Nothing in the Plan shall be construed to limit the right of the Company, any Parent Corporation or Subsidiary Corporation to (a) establish any other forms of incentives or compensation for employees of the Company, a Parent Corporation or Subsidiary Corporation or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

                             SECTION 20. ADJUSTMENTS

20.1     ADJUSTMENT OF SHARES

         In the event that, at any time or from time to time after board approval of the Plan, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock, then (subject to any required action by the Company's stockholders), the Board or the Committee, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in (i) the maximum number and kind of shares of Common Stock subject to the Plan as set forth in Section 4,
(ii) the number and kind of securities that are subject to any outstanding Option and the per share price of such securities and (iii) the maximum number of shares of Common Stock that may be purchased by a Participant in a Purchase Period, or by all Participants in a single Purchase Period. The determination by the Board or the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company Transaction shall not be governed by this Section 20.1 but shall be governed by Sections 20.2 and 20.3, respectively.

20.2     DISSOLUTION OR LIQUIDATION OF THE COMPANY

         In the event of the dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date and shall terminate immediately prior to the consummation of such dissolution or liquidation, unless provided otherwise by the Board. The new Purchase Date shall be a specified date before the date of the Company's proposed dissolution or liquidation. The Board shall notify each Participant in writing prior to the new Purchase Date that the Purchase Date for the Participant's Option has been changed to the new Purchase Date and that the Participant's Option shall be exercised automatically on the new Purchase Date, unless prior to such date the Participant has withdrawn from an Offering Period then in progress or the Plan as provided in Section 11.

20.3     COMPANY TRANSACTION

         In the event of a Company Transaction, each outstanding Option shall be assumed or an equivalent option substituted by the successor company or parent thereof (the "Successor Company"). In the event that the Successor Company refuses to assume or substitute for the

Option, any Offering Period then in progress shall be shortened by setting a new Purchase Date. The new Purchase Date shall be a specified date before the date of the Company Transaction. The Board shall notify each Participant in writing, prior to the new Purchase Date, that the Purchase Date for the Participant's Option has been changed to the new Purchase Date and that the Participant's Option shall be exercised automatically on the new Purchase Date, unless prior to such date the Participant has withdrawn from an Offering Period then in progress or the Plan as provided in Section 11.

20.4     LIMITATIONS

         The grant of Options shall in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                SECTION 21. REGISTRATION; CERTIFICATES FOR SHARES

         Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

         The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

         To the extent that the Plan or any instrument evidencing shares of Common Stock provides for issuance of stock certificates to reflect the issuance of such shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

                           SECTION 22. EFFECTIVE DATE

         The Plan will become effective on the IPO Date, so long as it is approved by the Company's stockholders as of such date.

         Adopted by the Board on February 21, 2002 and approved by the stockholders on February 21, 2002.